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                                  Exhibit 99.1





























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         NEWS RELEASE
IOMEGA   FOR MORE INFORMATION CONTACT:

         Iomega Corporation Investor Relations (801) 778-3585
         Kalt, Rosen & Associates, Inc. (415) 397-2686

         FOR IMMEDIATE RELEASE


                  IOMEGA ANNOUNCES PUBLIC OFFERING ON HOLD


         ROY, UTAH, FEBRUARY 1, 1996 -- Iomega Corporation (NASDAQ:IOMG), with the concurrence of their investment bankers, today announced that due to confusion in the market place and volatility of the stock price, its planned public offering has been placed on hold. The Company reiterated that it will require financing to fund its growth and is reviewing alternatives available to it, including proceeding with a public offering at a later point in time.

              Company president Kim B. Edwards stated that "although component issues continue to limit our ability to ramp production, demand for our products remains strong. We believe that the decision to defer the offering is in the best interests of our shareholders."

              Iomega Corporation provides personal computer storage solutions that help people manage their computer stuff -- anywhere. These solutions include: Zip drives and disks; Jaz one-gigabyte drives and disks; Ditto tape backup drives and tape cartridges; and the Bernouli line of removable drives and disks. Used in homes, business, government and education, and by creative professionals, Iomega storage solutions are available through computer retail stores, resellers and major distributors. The Company can be reached at 800-MY-STUFF (800-697-8833) or 801-778-1000.



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         Iomega and Bernoulli are registered trademarks of, and Zip, Ditto,
         Jaz and the Iomega logo are trademarks of, Iomega Corporation. All other company and product names are marks of their respective companies.

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          Iomega Corporation 1821 West Iomega Way Roy, Utah 84067